DRILLING AND OPERATING AGREEMENT
Indigo P&J 2006 5-Well Program 1

THIS AGREEMENT made and entered into on July ___, 2006 between P & J Resources, Inc., a Kentucky corporation with offices at HC 60 Oakley Rd, Salyersville, KY 41465 (the “Operator”), and the Developer listed in Exhibit “A” (the “Developer”) with HUB Energy, LLC as its Advisor.

W I T N E S S E T H:

WHEREAS, Operator, by virtue of certain oil and gas leases, has certain rights to develop oil and gas wells on the Drilling Sites (“Drilling Sites”) in areas identified in Exhibit “B” (the “Drilling Areas”); and

WHEREAS, the parties hereto have reached an agreement to drill and develop the Drilling Sites as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1.	Drilling and Operation of Wells; Assignment of Wells; Operator's Reservation of Overriding Royalty; Representations; Out-side Activities.

(a)  The Operator, as Developer's independent contractor, a-grees to drill, complete (or plug and abandon) and operate five (5) wells in the Drilling Areas in accordance with the terms and conditions of this Agreement.

(b)  Upon completion of each well and payment in full by the Developers in accordance with Exhibit “C”, Operator shall assign to the Developers the respective interest shown in Exhibit “D” in the Wells (“Wells”) located on the Drilling Sites , which assignment shall be limited to the depth and area described in Exhibit “A”. Each well shall be individually identified on Exhibit “D”.

(c)  Various parties shall receive an overriding royalty equal to one-sixteenth (1/16) of all gross revenues from all gas produced, saved and marketed from any well or wells drilled on the Drilling Sites, including any revenues received from any compressor and/or pipeline facilities or portions thereof that are a part of the facilities for such wells or from which outside revenues are received. The reservation of such royalty shall be absolute and shall not be affected by (i) Operator's resignation as Operator hereunder, (ii) the termination of this Agreement, (iii) the performance or nonperformance by Operator of its duties and obligations under this Agreement, or (iv) the delegation by Operator of its duties hereunder. This overriding royalty interest is in addition to the customary 12.5% royalty interest due to the landowner.

(d)  It is understood and agreed that the assignments described above and the oil and gas development activities contemplated by this Agreement relate only to the Drilling Sites described in Exhibit “B” as well as those determined in accordance with 1(f) and Wells described in Exhibit “D”. Nothing contained in this Agreement shall be interpreted to restrict in any manner the right of each of the parties hereto to conduct without participation of any other party hereto any additional activities relating to exploration, development, drilling, production or delivery of oil and gas on lands adjacent to or in the immediate vicinity of the aforesaid Drilling Sites or elsewhere.

(e)  Operator represents and warrants to Developer that: (i) attached hereto as Exhibit “E” will be true and correct copies of the Leases; (ii) to the best knowledge of Operator, Operator is not currently in default with respect to the performance of any of the terms and conditions of the leases and presently knows no basis for claiming any such default by it; (iii) no consent or approval of any third party is currently required with respect to the assignment of the Drilling Sites to Developer in the manner contemplated by this Agreement; and (iv) each assignment of the Drilling Sites will effectively assign to the Developer such right, title and interest of the Operator in and to the Drilling Sites which such assignment purports to assign. Operator shall arrange for a title examination to be conducted on the Drilling Sites in order to obtain appropriate abstracts, opinions, certificates and other information necessary to determine the adequacy of title to the applicable Lease and the fee title of the lessor to the property covered by the Lease. The results of such title examination will be made available to any Developer upon request.

(f)  If Operator determines, with respect to any Drilling Site, before operations commence with respect to such Drilling Site, based upon available production information for any other wells which may have been recently drilled in the immediate area of such Drilling Site, or upon discovery of title defects, or upon such other evidence as Operator may obtain, that it would not be in the best interest of the parties hereto to drill a well on such Drilling Site, then Operator shall notify the Developers of such determination and such Drilling Site shall thereupon be withdrawn from this Agreement. Operator shall attempt to acquire an additional drilling site(s) for the purpose of providing the necessary number of drilling sites required to drill the number of wells specified in Section 1(a), but Operator shall notify, by certified mail, Developers of each replacement drilling site. If a majority in interest of the Developers do not reject it in writing within seven (7) days after notification from Operator, the new drilling site shall become subject to this Agreement. If rejected, Operator shall propose another drilling site in place of the rejected drilling site.

2.	Interest of Parties

Exhibit “D” lists the respective interests of Operator and each Developer in the net revenues (after payment of royalties, overriding royalties, production payments, share of development and operating ex-penses) and ownership of the wells, equipment and production with respect to the wells to be drilled hereunder, except as otherwise provided in Section 20.

3.	Drilling of Wells

(a)  Except as otherwise provided in Exhibit “C”, the price for each well shall include all tangible and intangible costs which may be incurred in drilling and completing such well, including without limi-tation, the costs of site preparation and restoration, permits and bonds, roadways, surface damages, power at the site, water, Operator's overhead and profit, rights-of-way, drilling rigs, collection tanks and other equipment necessary or appropriate to dispose of brine, equipment and material, costs of title examination, access rights, logging, cementing, perforating, fracturing, casing, meter (other than utility purchase meters), separator and geological and engineering services but shall not cover the costs and expenses of:

(i)  services, equipment and any facilities necessary or appropriate for the production and sale or disposal of oil and/or natural gas liquids; and

(ii)  drilling through, casing and cementing a void in a coal mine or seam with respect to any well.

Any such extra costs shall be paid by the parties, in proportion to their respective interests in the well with respect to which such expenses were incurred, based on Exhibit “D” or, if not set forth therein, at Operator's invoice costs for expenses incurred or third party services performed and materials furnished, plus ten percent (10%), which ten percent shall be in lieu of any charge by Operator for its profit or overhead.

(b)  Operator shall determine the timing of and the order of the drilling of the wells. Any well drilled hereunder shall be drilled to a depth sufficient to thoroughly test the Gordon sand horizons, or to 3,000 feet, except in the case that the operator deems it prudent to drill to a depth of 5,500 feet, or sufficient depth, to test the Benson Formation. The Operator shall have the right to direct stoppage of work at any time prior to reaching the depth specified herein whenever a natural open flow of gas occurs which is in a sufficient quantity that continued operations are hazardous in the sole opinion of Operator, or whenever the natural open flow is in excess of 5OO Mcf/day.

(c)  Operator shall have the exclusive right to pay for, own, use and assign, any pipeline and dehydration facilities in connection with the wells being drilled hereunder; provided, however, that sufficient capacity will be maintained for the delivery of gas under this Agreement.

(d)  Operator shall determine whether or not to run the prod-uction casing for an attempted completion or to plug and abandon the wells drilled hereunder, which determination shall be final and binding on all parties after the well has been drilled to target depth. If any Developer shall request Operator to employ any procedures which cause delay or additional cost, then such Developer shall pay for all such additional costs.

(e)  If Operator elects not to run production casing for an attempted completion, the well shall be considered to be a dry hole under this Agreement. Operator will plug and abandon the well in the manner as prescribed by regulations of the appropriate governmental agencies and regulatory bodies. Operator shall furnish a plugging report showing the well has been plugged. The charge for plugging and abandoning the well shall be paid by the Developers, and Operator shall refund the portion of the price of such well to the Developers set forth in Exhibit “F”.

(f)  If election is made by Operator to run production casing, Operator shall so advise the Developers as soon as practical and the same shall be run and cemented according to acceptable field practices for the area, and shall be perforated at points selected by Operator, and the fracturing treatment shall be performed in accordance with customary practices in the area.

(g)  This Agreement shall not be construed as a guarantee as to the commercial productivity of the wells covered by this Agreement. Operator shall not be liable for or act as a guarantor of services or materials provided by third parties or against any geological faults, geological accidents, or other geological circumstances, which may appear during or subsequent to the completion of any well hereunder which affects the commercial productivity of such well. Any costs and expenses of remedial work shall be considered operating costs under Section 8.

4.	Operator Responsibilities

(a)  The Operator shall conduct and direct and have full control of all operations as permitted and required by this Agreement. Operator shall, in addition to its other obligations hereunder:

(i)  determine at all times when any well shall be completed, plugged and abandoned or remedial work performed and which sands to complete (whether upon completion of drilling operations or thereafter);

(ii)  manage and conduct all field operations in connection with drilling, testing, completing, recompleting, equipping, operating and producing of the wells;

(iii)  maintain all wells, equipment, pipelines and facilities in good working order during the useful life thereof; and

(iv)  perform the necessary administrative and accounting functions.

(b)  The decision of Operator shall be final and conclusive, and shall be binding upon all parties. Operator shall conduct all such operations in a good and workmanlike manner, but it shall have no liabilities as Operator to any party for losses sustained, or liabilities incurred, except such as may result from Operator’s gross negligence or willful misconduct.

(c)  This Agreement shall terminate between the perties hereto, upon the earliest of (a) the plugging and abandoning of the wells, (b) the resignation of P & J as operator, which may be effected with just cause, upon 90 days written notice, or (c) the removal of P&J as operator, which may be effected with just cause, upon thyirty (30) days prior to P & J.

5.	Employees

The number of employees and their selection, hours of employment and compensation shall be determined by Operator. All employees shall be employees of the Operator.

6.	Sale of Production

(a)  Subject to Sections 10 and 20 hereto, each Developer hereby reserves the exclusive right to take in kind or separately dispose of his proportionate share of all oil and gas produced from the wells to be drilled hereunder, exclusive of production which may be used in development and producing operations, preparing and treating oil and gas for marketing purposes, production unavoidably lost and production used to fulfill any free gas obligations under the terms of the applicable lease.

(i)  If any Developer exercises the right to take his share of oil and gas in kind, such Developer shall pay or deliver, or cause to be paid or delivered to the Operator, all royalties and overriding royalties based upon the highest price then being paid by industrial, utility, pipeline or other purchasers for gas of a like kind , at the point of delivery to either the purchaser or pipeline transporting facilities. Such price shall include all appropriate compression and transportation fees as the case may be.

(ii)  In the event Developer elects to separately dispose of his share of oil and gas, all royalties and overriding royalties shall be based on the contract price includiong brokerage fees, if any, and transportation and compression fees as long as the gas is in Operator’s possession prior to the delivery point.

(b)  Any extra expenditure incurred in taking in kind or separate disposition by any Developer of its proportionate share of the production shall be borne by the Developer, and such Developer shall reimburse Operator for any loss of income that Operator incurs by reason of such separate disposition.

(c)  If any Developer fails or neglects to make the arrangements necessary to take in kind or separately dispose of his proportionate share of oil and gas produced from any well covered by this Agreement within thirty (30) days following completion of such well, the Operator shall have the right but not the obligation, to sell such oil and gas to others at any time and from time to time, for the account of the Developer at the best price reasonably obtainable under the circumstances. Any such purchase or sale by the Operator shall be subject to the right of the Developer to exercise its right to take in kind or to separately dispose of its share of oil and gas not previously delivered to any purchaser or committed to any purchaser. Any such purchase or sale by Operator of any Developer’s share of oil and gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one and one-half years.

(d)  With respect to operations hereunder, Developers agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations or orders of the Department of Energy or predecessor or successor agencies to the extent such interpretation or application was made in good faith. Each Developer further agrees to reimburse Operator for any amounts applicable to such Developer’s share of production that Operator may be required to refund, rebate or pay as a result of any such incorrect interpretation or application, together with any interest and penalties thereon.

7.	Production Proceeds

(a)  To facilitate the collection and disbursement of the proceeds from the sale of oil and gas from any well covered by this Agreement, each Developer hereby irrevocably appoints Operator as his exclusive agent to collect any and all proceeds from the sale of such oil and gas whether such sale is made by the Developer or the Operator on behalf of the Developer and hereby agrees to name Operator as such agent in any contract for the separate disposition of such oil and gas. Any person or persons making payment to Operator shall be released from any and all liability with regard to the proceeds of such sale.

(b)  Operator shall make a diligent effort to collect all payments due but shall have no liability with regard to any nonpayment of proceeds from the sale of such oil and gas.

(c)  All monies collected by Operator shall be held in trust for the account of all parties.

(d)  Subject to Sections 10 and 20 hereof, Operator shall disburse, no later than the twenty-eighth (28th) day of the month following the month in which proceeds of sale are received, the entire proceeds of such sale, less payment of lessor's royalties and any overriding royalties, production payments, operating expenses or other charges under Section 8 and delinquent advance payments under Section 9; provided, however, if Operator enters into a take-or-pay contract which provides a credit to the purchaser for any payments by it for failing to take delivery, Operator shall have the right, but not the obligation, to deposit all or a portion of such payments in escrow, Operator shall have the right to retain such monies in escrow or disburse them from time to time to such person or persons as it determines are entitled thereto. If Operator disburses such monies to any person who is later determined to be not entitled thereto Operator shall have no liability to Developers or any other persons with respect thereto other than to use its best efforts to recover such monies for the account of the person who is lawfully entitled thereto, Accordingly, Developers hereby release Operator from any and all claims, liabilities and damages related to or arising out of such payments or disbursements provided that Operator acted in good faith.

8.	Operating Fees and Costs

(a)  Commencing at the time that a well drilled hereunder begins to produce, Operator shall be entitled to an operating fee of $350.00 per month for each well being operated under this Agreement in lieu of direct charges by Operator for its services or the use of its equipment for the normal operation and maintenance of such wells. Such operating fee shall be subject to annual adjustments as provided in Subsection (b) below and shall cover all normal, regularly recurring operating expenses for the production and sale of oil and/or natural gas, including without limi-tation, well tender, routine maintenance and minor adjustments, reading meters, recording production, maintaining appropriate books and records, preparing reports to the Developers, and collecting and disbursing revenues, but shall not cover the costs and expenses of:

(i) lease rentals and royalties, including shut-in roy-alties not deducted under Section 7 above which have been paid by the Operator for the wells covered by this Agreement;
(ii) All taxes of every kind and nature, including, without limitation, ad valorem taxes, assessed or levied upon or in connection with the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Developers;
(iii) materials purchased or furnished by Operator for use on the wells;

(iv) transportation of materials, including brine, except where employees of Operator transport material in the normal course of operation;

(v) tubing, bailing or cleaning out a well and other services requiring equipment which is necessary to the efficient operation of a well;

(vi) services, equipment and facilities necessary or ap-propriate for the production and sale or disposal of oil and/or natural gas liquids;

(vii) services of attorneys, accountants, geologists, pe-troleum engineers or other professionals relating to operations hereunder.

(viii) any applications, filings or reports to either the gas purchaser(s) or governmental agencies.

Any such extra costs shall be paid by the parties, in proportion to their respective interests in the well with respect to which such expenses were incurred, based on Operator's invoice costs for expenses incurred or third party services performed and materials furnished, plus ten percent (10%), which ten percent shall be in lieu of any charge by Operator for its profit or overhead, except (i) that the charges for maintenance, repair and operation of gathering lines and compression and dehydration facilities shall be at a rate established by Operator, in its sole discretion, at the time of installation of such facilities, provided such rate is competitive with like facilities in the industry and (ii) that the charges for professional services shall be at cost, which shall be reasonable under the circumstances.

(b)  The operating fee shall be adjusted as of the first day of April of each year following the effective date of this Agreement. The adjustment shall be computed by multiplying the then applicable operating fee by the percentage increase or decrease in the average weekly earnings of “Crude Petroleum, Natural Gas and Natural Gas Liquids” workers for the last calendar year compared to the preceding calendar year as published by the United States Department of Labor, Bureau of Labor Statistics, and shown in the Employment and Earnings Publications, Monthly Establishment Data, Hours and Earnings Statistical Table C-2, Index Average Weekly earnings of “Crude Petroleum, Natural Gas and Natural Gas Liquids” workers, SIC Code #131.2, or any successor index thereto, since January 1st in the year in which this Agreement was executed, in the case of the first adjustment, and since the previous adjustment date in the case of each subsequent adjustment. The adjusted operating fee shall be the operating fee currently in use, plus or minus the computed adjustment.

(c)  The monthly operating fee shall be charged as follows:

(i)  An active well producing for any portion of the month shall be charged for the entire month
(ii)  Gas wells shall be charged if directly connected to a permanent sales outlet even though temporary shut-in due to overproduction or failure of the purchaser to take the production
(iii)  A producing oil and/or gas well permanently shut down but on which plugging operations are deferred shall not be charged after the time shut down is effected
(iv)  A well being plugged back, drilled deeper, or which is undergoing any type of workover that requires the use of a drilling rig capable of drilling shall not be charged for that period of time during which the well does not produce

(d)  Except as otherwise provided herein, the Operator shall promptly pay and discharge all costs and expenses incurred in operations pusuant to this Agreement and charge each of the Developers with his respective share of such costs and expenses. Each Developer shall pay to the Operator all such costs and expenses within 15 days after the receipt of th invoice from Operator.

9.	Advance Payment

(a)  The operator, at its election, shall have the right from time to time to demand and receive payment in advance from the Developers of their respective shares of the estimated costs to be incurred in operations hereunder during any month or in plugging and abandoning any wells which right may be exercised by submission to each Developer of an AFE statement of such estimated costs, together with an invoice forits share thereof. Each such statement and invoice shall be submitted on or before the twentieth day of the month preceding the month for which the advance is requested. Each Developer shall pay the amount shown on such invoice within fifteen days after the date thereof. Proper adjustments shall be made monthly between advances and actual costs (including the allowance for Operator's overhead), so that each Developer shall bear and pay its proportionate share of actual costs incurred, and no more.

(b)  The Operator shall have the right to withhold all or a portion of production payments and place such amounts in an escrow account for the purpose of plugging and abandoning the wells covered by this Agreement, which right may be exercised by submission to each Developer of an itemized statement of such estimated plugging costs. Thereafter, Operator shall annually submit to Developers an itemized statement of the estimated plugging cost and amount then on deposit. Operator shall disburse all proceeds, which accumulate in excess of estimated plugging costs (including the allowance for Operator's overhead), as set forth in Section 7.

10.	Operator's Remedies

In the event any Developer fails to pay its share of advances, costs and expenses hereunder, the Operator shall have the following remedies:

(i)  Developer shall pay interest monthly on the unpaid balance at the prime rate in effect at PNC Bank, Pittsburgh, Pennsylvania, on the first day of the month in which delinquency occurs plus Two (2%) Percent, plus attorney's fees, court costs and other costs in connection with the collection of unpaid amounts, and Operator shall further have the right, without prejudice to any other rights or remedies to:

(ii)  withhold payment of any working interest under this Agreement or any other account due such Developer; or

(iii)  when operations are being conducted under Paragraph 20 (Additional Operations) the Operator may elect to treat such Developer as a “Non-Consenting” party with respect to such well for any unpaid amount. In the event that Operator exercises its rights under this clause, the defaulting Developer shall be deemed to have relinquished to Operator, and Operator shall be deemed to own, such Developer's interest in any such well or wells provided; however, that Operator shall assume the obligations of the defaulting Developer with respect to such well or wells.

11.	Term of Agreement

(a)  This Agreement shall remain in full force and effect for as long as any well covered by this Agreement is producing oil or gas hereunder in “paying quantities”. Each party shall be responsible for any existing obligation at the time this Agreement terminates. For purposes of this Agreement, the term “paying quantities” shall mean a well producing sufficient volumes of oil and/or gas to yield a reasonable profit over and above the operating costs, maintenance, royalties, overriding royalties and marketing the oil and/or gas.

(b)  The Operator shall notify the Developer whenever the 1OO% net working interest proceeds equal $500.00 or less for an unrestricted oil and/or gas well production period.

(c) In the event any six (6) continuous production periods are insufficient to pay all costs and expenses under Section 11(a) hereof, and (i) no restrictions are imposed upon the productivity of such well; or (ii) no other operations are proposed under this Agreement; then Operator shall schedule the well for plugging and abandonment at the sole cost and expense of the Developers. Operator shall then proceed to plug and abandon any such well, subject to suitable weather and the availability of equipment, upon receipt in advance of the estimated costs thereof as set forth in Sections 7 and 9 hereof. Operator shall bear no responsibility or obligation for any cost related thereto. The termination of this Agreement or the abandonment of any well shall not relieve the Developers from any liability, which has accrued or attached prior to the date of such termination.

(d) In lieu of plugging and abandoning such well under Section 11(c) hereof Operator shall have the right, but not the obligation, to takeover the well or sell the well and the appropriate equipment and materials at a purchase price determined by Operator.

(i) In the event Operator elects to takeover or sell such well the Operator will return the purchase price and any escrow monies accrued for such well to the Developers, or apply to any accounts due Operator, less $ 10,000.00 which shall remain in Operator’s escrow bonding account for the plugging and abandonment liability.

In either event the Developers shall assign their interest as directed by Operator, without warranty, express or implied, as to title, quantity, quality or fitness for use of the equipment and material, together with their interests in the well, equipment, material and the lease to the land upon which the well is located, free and clear of all liens and encumbrances, and each Developer appoints the Operator as its attorney-in--fact with full power of substitution to execute, deliver and record the appropriate assignment or other instrument of transfer for and on behalf of the Developer. This power-of-attorney is coupled with an interest and shall be irrevocable. Upon such assignment the well shall be removed from this Agreement provided, however, such removal shall not relieve De-velopers from any liability, which has accrued or attached prior to the date of such removal. Furthermore, Operator agrees to hold the Developers harmless from and against any and all liabilities in connection with plugging and abandonment of any such wells.

12.	Audit

(a) Any Developer, upon ten (10) days' written request to the Operator, shall have the right to audit, during normal business hours, the Operator's books and records relating to the receipts, disbursements and accounting of any and all wells covered by this Agreement.

(b) The Operator shall, upon written request, furnish any Developer with copies of all well logs, production records and any other pertinent data.

13.	Assignment/Delegation By Operator.

Operator shall have the sole and absolute right to pledge or assign its interest in the wells, production, equipment or leasehold interests covered hereby and to delegate its duties hereunder to another operator, without notice to Developers.

14.	Assignment by Developer.

(a) Any Developer shall have the sole and absolute right to assign any interest it acquires pursuant to this Agreement. Such assignment may be made with or without notice to Operator; provided, however, until such time as Operator has received written notice and copies of such assignment, it may deal solely with such Developer and need not recognize any party claiming through or under such Developer.

(b) If the interest of any Developer is subsequently divided among and owned by co-owners, Operator may, at its discretion, require such co-owners to appoint a single trustee or agent with full authority to receive notices, reports, and distribution of the proceeds of production; to approve expenditures; to receive billings for and approve and pay all costs, expenses and liabilities incurred hereunder; to exercise any rights granted to such co-owners hereunder; to grant any approvals or author-izations required or contemplated; and to deal generally with, and with power to bind, such co-owners with respect to all activities and operations contemplated by this Agreement; provided, however, that each such co-owner shall continue to have the right to enter into all contracts for sale of their respective share of oil and gas produced from the wells covered by this Agreement.

15.	Liability of Developers

(a)  The liability of the Developers shall be several, not joint or collective. Each Developer shall be liable only to the extent of his respective share of the development, operating or other expenses for the wells covered by this Agreement.

(b)  It is not the intention of the parties to create, nor shall this Agreement be construed as creating, a mining or other partnership or association, or to render them liable as partners or joint venturers for any purpose. Operator shall be deemed to be an independent contractor,

16.	Provision Concerning Taxation

(a) Each of the parties elects, under the authority of Section 761(a) of the Internal Revenue Code of 1954, as amended (the “Code”), to be excluded from the application of all of the provisions of subchapter K of Chapter 1 of Subtitle A of the Code. If the income tax laws of the state or states in which the property covered hereby is located may contain, or may hereafter contain, provisions similar to those contained in Subchapter K of the Code, under which a similar election is permitted, each of the Developers authorizes and directs the Operator to execute such election or elections on its behalf and to file the election with the proper government office or agency. Beginning with the first taxable year of operations hereunder, each party agrees that the deemed election provided by Section 1.761-2(b) (2) (ii) of the Regulations under the Code will apply; and no party will file an application under Section 1.761-2(b) (3) (i) and (ii) of said Regulations to revoke said election. If requested by the Operator to do so, each Developer agrees to execute and join in such an election.

(b) If any tax assessment is considered unreasonable by the Operator, it may at its discretion protest such valuation within the time and manner prescribed by law, and prosecute the protest to a final determination When any such protested valuation shall have been finally determined, the Operator shall pay the assessment for the Developers, together with any interest and penalty accrued, and the total cost, including all costs relating to prosecution of the protest, shall then be assessed against the Developers, and be paid by them, as provided herein.

17.	Insurance.

(a)  At all times while operations are conducted hereunder, the Operator shall comply with the workmen's compensation laws of the state(s) where operations are being conducted. Operator shall also carry or provide such insurance for the benefit of the Developers as may be outlined in Exhibit “G” attached hereto. Operator shall require all contractors engaged in work on or for the wells covered by this Agreement to comply with the workmen's compensation laws of the state(s) where operations are being conducted and to maintain such other insurance as is required of the Operator in Exhibit “G”.

(b)  Operator shall carry employer's liability and other in-surance as required by the laws of the State of Kentucky.

(c)  If the parties hereto or any of them shall insure their respective risks beyond the specific limits of insurance required to be carried by the Operator under the terms of this Agreement, the benefits of such insurance shall inure to the parties procuring and maintaining the same, respectively, and the cost of such insurance shall be borne by such parties, respectively, without reimbursement from the other and without an accounting therefor.

(d)  It is further understood and agreed that the Operator is not a guarantor of the financial responsibility of the insurer with whom such insurance is carried, and that except for gross negligence or willful misconduct, Operator shall not be liable to Developers for any loss suffered on account of the insufficiency of the insurance carried or the insolvency of the insurer with whom it is carried. Operator shall not be liable to Developers for any loss by reason of Operator's inability to procure or maintain such insurance. Operator agrees that if at any time during the life of this Agreement it is unable to obtain or maintain such insurance it shall immediately notify Developers in writing of such fact.

18.	Claims and Lawsuits

(a) If any party to this Agreement is sued on an alleged cause of action arising out of the operations hereunder, it shall give prompt written notice of the suit to the other parties. The Operator shall defend all such actions, and the defense of lawsuits shall be under the general direction of Operator's attorneys.

(b) Any suit may be settled during litigation by the Operator. All expenses incurred in the defense of suits, together with the amount paid to discharge any final judgment, shall be considered costs of operations and shall be charged to and paid by all parties in proportion to their interests provided that any such claim or claims do not result from the Operator's gross negligence or willful misconduct and/or are not covered by Operator's insurance.

(c) Damage claims caused by and arising out of operations conducted for the joint account of the Developers shall be handled by the Operator and its attorneys. The settlement of claims of this kind shall be within the discretion of the Operator and, if settled, the sums paid in settlement shall be charged as expense to and be paid by all Developers in proportion to their respective interests, except such claims caused by or arising out of the gross negligence or willful misconduct of the Operator which are not covered by the Operator's insurance.

19.	Force Majeure

(a) If Operator is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, then the Operator shall give to all Developers prompt written notice (by certified mail) of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the Operator, so far as it is affected by the force majeure, shall be suspended during but no longer than, the continuance of the force majeure. Operator shall use all possible diligence to remove the force majeure as quickly as possible.

(b) The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other difficulty by the Operator, contrary to its wishes, which shall be entirely within the discretion of the Operator.

(c) The term “force majeure” as used herein shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, riot, lightning, fire, storm, flood, explosion, governmental restraint, unavailability of equipment, geologic accident, and any other cause whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Operator.

20.	Additional Operations

(a)  Any party may submit a written proposal to (i) drill a new well or wells on any Drilling Site, or (ii) to rework, recomplete or complete any sands which were not completed at the initial completion, deepen or plug back any existing well or wells on a Drilling Site, all subject to the terms and conditions set forth below.

(b)  Operator shall act in a fiduciary capacity to approve or disapprove any proposal submitted by a Developer under Subsection (a) above if the Operator approves any proposed operation, it shall give each Developer thirty (30) days prior written notice indicating the proposed operation, the work to be performed, the location, the proposed depth, objective formation and the estimated cost of operation. The charge for performing work under Subsection (a) above shall be Operator's cost plus ten (10%) percent. Before the expiration of the notice period, each Devel-oper shall give notice to the Operator indicating whether or not such Developer wishes to participate in any of the operations by the Operator under this Subsection. If any Developer elects not to participate or fails to notify the Operator of its intention to participate within the time prescribed, he shall thereafter be deemed to be a “nonconsenting Party” and he shall not participate in any of the operations covered under this Section 20. Those parties who do elect to participate in the operations covered under this Section 20 shall be deemed to be “Consenting Parties” and shall participate in the benefit of the operations hereunder, and the work shall be commenced by the Operator and completed with due diligence subject to the availability of equipment.

(c)  The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions that their respective interest bear to the total interest of all Consenting Parties. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If an operation results in a dry hole, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense. If any well drilled, reworked, recompleted, completed, deepened or plugged back under the provisions of this Section results in the production of oil and/or gas in paying quantities, the Consenting Parties shall complete and equip the well to produce at their sole cost and risk, and such well shall be operated by the Operator at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, reworking, recompleting, completing, deepening or plugging back of any such well by Consenting Parties in accordance with the provisions of this Section, each Nonconsenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well, its leasehold operating rights, and share of production therefrom until the proceeds or market value thereof (after deducting production costs, taxes, royalties, overriding royalties and other interests payable out of or measured by the production from such well accruing with respect to such interest until its reverts) shall equal the total of the following:

(i) 300% of each such Nonconsenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including, without limitation, stock tanks, sepa-rators, treaters, pumping equipment and piping), plus 300% of each such Nonconsenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Nonconsenting Party's relinquished interest shall revert to it under this Section, it being agreed that each Nonconsenting Party's share of such costs and equipment will be that interest which would have been chargeable to each Non-consenting Party had it participated in the well from the beginning of the operation; and

(ii) 300% of that portion of the costs and expenses of drilling, reworking, recompleting, deepening or plugging back, testing and completing, and 300% of that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Nonconsenting Party if it had participated therein.

(d)  In the case of any reworking, completing, recompleting, plugging back or deeper drilling operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such reworking, completing, recompleting, plugging back or deeper drilling, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value.

(e)  Within sixty (60) days after the completion of any operation under this Section, the party conducting the operations for the Consenting Parties shall furnish each Nonconsenting Party with an inven-tory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, deepening, reworking, plugging back, testing, completing, recompleting and equipping the well for production or, at its option, the Operator, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings, Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the Operator shall furnish the Nonconsenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of oil and gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Nonconsenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased, in determining when the interest of such Nonconsenting Party shall revert to it as above; provided, however, if there is a credit balance it shall be paid to such Nonconsenting Party.

(f)  If and when the Consenting Parties recover from a Non-consenting Party's relinquished interest the amounts provided for above, the relinquished interest of such Nonconsenting Party shall automatically revert to it and from and after such reversion such Nonconsenting Party shall own the same interest in such well, the operating rights and working interest therein, the material and equipment in or pertaining thereto, and the production therefrom as such Nonconsenting Party would have owned had it participated in the drilling, reworking, deepening, recompleting, completing or plugging back of said well. Thereafter, such Nonconsenting Party shall be charged with and shall pay its proportionate part of the further cost of the operation of said well in accordance with the terms of this Agreement.

21.	Notices

All notices authorized or required between the parties, and required by any of the provisions of this Agreement, shall, unless otherwise specifically provided, be given in writing by United States Certified Mail and addressed to the party to whom the notice is given at the addresses listed in this Agreement. All notices under this Agreement required to be given to the Developers by the Operator shall be deemed given when the Operator deposits such notice with the U.S. Certified Mail. All notices under this Agreement required to be given to the Operator by the Developers shall be deemed given when received by the Operator. Each party shall have the right to change its address at any time, and from time to time, by giving written notice to the others.

22.	Miscellaneous

(a) Each Developer certifies that he has the authority to execute this Agreement and that he will indemnify Operator for any damages, costs and expenses that may be caused by any lack of authority and furthermore each Developer agrees to take all steps necessary to obtain such authority.

(b) This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, cove-nants or undertakings other than those expressly set forth herein. This Agreement supercedes all prior negotiations, agreements and understandings between the parties, whether written or oral, with respect to the subject matter hereof.

(c) The provisions of this Agreement may be waived, altered, amended, or supplemented, in whole or in part, only by an amendment signed by the parties hereto.

(d) No failure or delay on the part of any party in exercising any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(e) The parties shall from time to time do and perform such other and further acts and execute and deliver any and all such other and further instruments as may be required by law or reasonably requested by either party to establish, maintain and protect the respective rights and remedies of the other and to carry out and effect the intents and purposes of this Agreement.

(f) This Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky without giving effect to the rules governing conflict of laws.

(g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Instrument and the provisions of this Agreement shall be binding on the signatory parties hereto, whether executed by all or a part of the Developers.

(h) All article, section or paragraph headings contained in this Agreement and the order of articles, sections and paragraphs are for convenience only and shall in no way limit or otherwise affect the interpretation of any of the terms or provisions hereof.

(i) All pronouns, singulars, plurals and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

(j) This Agreement shall be binding upon and shall inure to the benefit of the undersigned parties and their respective heirs, personal representatives, successors and assigns.

23.	Other Provisions

(a)  Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Developers, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Developers and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Developers, except the selection of a successor During the period of time the operating Committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “D”. In the event there are only two (2) parties to this agree-ment, during the period of time the operating committee controls operations, a third party acceptable to Operator, Developer and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest based on Exhibit “D”.

(b)  Conflicts: P&J currently operates and services either oil and gas wells for its own account and in conjunction with others, and intends to continue to engage in such activities, and intends to develop, operate, and service additional wells in the future, within the geographical area of the wells, which may result in a conflict on interest. The operations of the wells may result in proving up the acreage surrounding the wells and since P&J may acquire acreage surrounding the wells in the future P&J will benefit from the information obtained during its operations of the wells at risk and the expense of Indigo et al, which may result in a conflict of interest. P&J may have problems allocating time and services between existing wells it currently operates and services and future wells it may operate and service; therefore, P&J will in good faith devote as much of its time and service to the operations of these wells that is reasonably necessary in the sole opinion of P&J, which may result in a conflict of interest.

(c)  Severability: If any provision of this agreement, or the application thereof to any person, entity or circumstances, shall be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to other persons, entities or circumstances, shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused this Agreement to be executed by their duly authorized officers on the date first written above.

Indigo P&J 2006 5-Well Program 1

OPERATOR
ATTEST:	P & J RESOURCES, INC.

___________________________	By: ______________________________
Name:
Title:

DEVELOPER
WITNESS:	INDIGO-ENERGY PARTNERS, LP
By: Indigo-Energy, Inc.
Its General Partner

___________________________	By: _____________________________
Name: David J. Larson
Title: President

WITNESS:	HUB Energy, LLC

___________________________	By:_____________________________
Name:
Title:

EXHIBIT “A”

Developer

Working Interest Developers	Amount Contributed	Percentage

Indigo-Energy Partners, LP	$967,500	75.0%

Exhibit “B”

Drilling Areas

(Maps to be Provided)

Exhibit “C”

Cost per well

The turnkey price per well shall be $258,000 In exchange for the turnkey price, P&J Resources will provide one oil and/or gas well complete to the pipeline in accordance with the terms of this Drilling and Operating Agreement. In general, the turnkey cost shall include: the price for each well shall include all tangible and intangible costs which may be incurred in drilling and completing such well, including without limi-tation, the costs of site preparation and restoration, permits and bonds, roadways, surface damages, power at the site, water, Operator's overhead and profit, rights-of-way, drilling rigs, collection tanks and other equipment necessary or appropriate to dispose of brine, equipment and material, costs of title examination, access rights, logging, cementing, perforating, fracturing, casing, meter (other than utility purchase meters), separator and geological and engineering services but shall not cover the costs and expenses of those items explained in Section 3 of this Drilling and Operating Agreement.

Exhibit “D”

Individual Interests and Well Assignments

Each individual Developer will be assigned the Working and Net Revenue Interests attributable by nature of the amount contributed and stated on Exhibit “A”. Each well will be noted along with the corresponding lease.

The Assignment Document will specify the assignment of wells and a 500 foot radius for wells drilled less than 4,000 feet and a 1,000 foot radius for wells drilled in excess of 4,000 feet. The well radius will not extend beyond the boundary of the lease, or the assigned area of any previously drilled well by Operator or assigns.

Only shallow oil and gas production and drilling rights are to be assigned under this Agreement. As used herein, the word “shallow” with reference to oil and gas or oil and gas sands or horizons as may be encountered from the surface down to and including a depth of__________ feet below the surface or 100 feet below the lowest Big Six horizon whichever is deeper.

Exhibit “E”

All Leases will be attached along with a summary

Exhibit “F”

Costs to be refunded should a well be deemed to be a “Plug and Abandon” well before being completed.

Exhibit “G”

Insurance Requirements of Operator